Exhibit 99.1

Nutanix Appoints Mark Templeton to its Board of Directors

Experienced Technology Leader Brings Deep Industry Expertise and Executive Insight to Nutanix Board

SAN JOSE, Calif.--(BUSINESS WIRE)--July 25, 2023--Nutanix (NASDAQ: NTNX), a leader in hybrid multicloud computing, announced today that it has added Mark Templeton to its board of directors, effective July 24, 2023.

“Mark’s previous tenure as a public company CEO combined with his strong domain knowledge of both cloud and datacenter infrastructure software makes him an excellent fit for Nutanix,” said Rajiv Ramaswami, President and CEO of Nutanix. “Nutanix will benefit from his broad understanding of industry dynamics and his deep and relevant board experience. I look forward to working with him closely as we make strong market inroads with our hybrid multicloud vision.”

Templeton was most recently CEO of DigitalOcean, and prior to that spent 20 years at Citrix Systems (a Nutanix Partner), including 14 years as President and CEO. He has served on the board of directors of multiple NYSE and NASDAQ companies. Templeton currently serves on the boards of Arista Networks and Health Catalyst, as well as several private company boards. He holds a B.A. degree in product design from North Carolina State University and an M.B.A. from the Darden School of Business at the University of Virginia.

“With an industry-leading platform, a fiercely loyal customer base, a long-standing vision for making hybrid multicloud easy, Nutanix has the perfect solutions for accelerating enterprise digital transformation,” said Templeton. “I’m looking forward to sharing my experience with Rajiv, the management team, and the Nutanix board to help the company capitalize on the substantial opportunity that will usher in their next stage of growth.”

About Nutanix

Nutanix is a global leader in cloud software, offering organizations a single platform for running apps and data across clouds. With Nutanix, companies can reduce complexity and simplify operations, freeing them to focus on their business outcomes. Building on its legacy as the pioneer of hyperconverged infrastructure, Nutanix is trusted by companies worldwide to power hybrid multicloud environments consistently, simply, and cost-effectively. Learn more at www.nutanix.com or follow us on social media @nutanix.

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Contacts

Investor Contact:
Richard Valera
ir@nutanix.com

Media Contact:
Jennifer Massaro
pr@nutanix.com